CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 16, 2009, relating to the financial statements and financial highlights of Ivy Funds Variable Insurance Portfolios, Inc. (subsequently renamed Ivy Funds Variable Insurance Portfolios), including Ivy Funds VIP Bond and Ivy Funds VIP Mortgage Securities, appearing in the Annual Report on Form N-CSR of Ivy Funds Variable Insurance Portfolios for the year ended December 31, 2008, and to the reference to us under the heading “Other Service Providers for the Bond Fund and the Mortgage Securities Fund” in the Combined Prospectus and Proxy Statement, which is part of such Registration Statement.

Deloitte & Touche LLP
Kansas City, Missouri
November 20, 2009